C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Robert Houghton, VP of Investor Relations and Treasury Email: robert.houghton@chrobinson.com

FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2018 Second Quarter Results
MINNEAPOLIS, MN, July 31, 2018 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW) today reported financial results for the quarter ended June 30, 2018.

•	Total revenues increased 15.3 percent to $4.3 billion

•	Net revenues increased 17.0 percent to $671.5 million

•	Income from operations increased 20.5 percent to $219.0 million

•	Diluted earnings per share (EPS) increased 44.9 percent to $1.13

•	Cash flow from operations increased 88.3 percent to $107.9 million

“We are pleased with our enterprise financial results this quarter. We delivered double-digit increases in both net revenue and operating income and a 90-basis point increase in operating margin. Both pricing and volume trends improved across most of our service lines in the second quarter,” said John Wiehoff, Chairman and Chief Executive Officer of C.H. Robinson. “Combined with the benefits of U.S. tax reform, our strong performance enabled us to increase our operating cash flow by nearly 90 percent and increase our cash returns to shareholders by nearly 30 percent in the quarter.”

Second Quarter Results Summary

•	Total revenues increased 15.3 percent to $4.3 billion, driven by growth across all transportation service lines.

•	Net revenues increased 17.0 percent to $671.5 million, driven primarily by growth in truckload, less than truckload (“LTL”), air, ocean and customs services.

•
Operating expenses increased 15.4 percent to $452.5 million. Personnel expenses increased 19.8 percent to $340.6 million, driven primarily by higher variable compensation expense and a 4.2 percent increase in average headcount. Selling, general and administrative ("SG&A") expenses increased

3.8 percent to $111.8 million, due primarily to increases in occupancy, purchased services and equipment rental and maintenance, partially offset by decreases in allowance for doubtful accounts and travel and entertainment expenses.

•
Income from operations totaled $219.0 million, up 20.5 percent from last year due to growth in North American Surface Transportation ("NAST") and Global Forwarding, partially offset by declines in Robinson Fresh and All Other and Corporate. Operating margin of 32.6 percent increased 90 basis points.

•
Interest and other expenses decreased by $4.2 million, driven primarily by an $8 million favorable impact from currency revaluation, partially offset by higher interest expense due to higher debt levels and an increase in variable interest rates.

•	The effective tax rate in the quarter was 25.6 percent compared to 35.6 percent last year, driven primarily by an $18.4 million benefit from the Tax Cuts and Jobs Act of 2017.

•	Net income totaled $159.2 million, up 43.3 percent from a year ago. Diluted EPS of $1.13 increased 44.9 percent.

Year-to-Date Results Summary

•	Total revenues increased 15.1 percent to $8.2 billion, driven by growth across all transportation service lines.

•	Net revenues increased 13.6 percent to $1.3 billion, driven primarily by growth in truckload, LTL, air, ocean and customs services.

•
Income from operations totaled $410.6 million, up 11.0 percent from last year due to growth in NAST, partially offset by declines in Global Forwarding and Robinson Fresh. Operating margin of 31.6 percent decreased 80 basis points.

•	The effective tax rate in the first six months was 23.6 percent compared to 33.6 percent last year, driven primarily by a $35.5 million impact from the Tax Cuts and Jobs Act of 2017.

•	Net income totaled $301.5 million, up 29.3 percent from a year ago. Diluted EPS of $2.14 increased 29.7 percent.

North American Surface Transportation ("NAST") Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% change	2018	2017	% change
Total revenues (1)	$2,878,904	$2,381,551	20.9%	$5,541,915	$4,640,803	19.4%
Net revenues	436,813	359,906	21.4%	851,582	732,346	16.3%
Income from operations	184,566	140,284	31.6%	358,644	296,161	21.1%

(1) Excludes intersegment revenues.

Second quarter total revenues for C.H. Robinson's NAST segment totaled $2.9 billion, an increase of 20.9 percent over the prior year, primarily driven by increased pricing. NAST net revenues increased 21.4 percent in the quarter to $436.8 million. Net revenues in truckload increased 22.9 percent driven by higher pricing. LTL net revenues increased 17.8 percent, and intermodal net revenues increased 17.3 percent, both driven by higher pricing and volumes. Excluding the impact of the change in fuel prices, our average North America truckload rate per mile charged to customers increased approximately 20.5 percent in the quarter, while our truckload transportation costs increased approximately 19.5 percent. Truckload volume declined 4.5 percent in the quarter. LTL and intermodal volumes grew 6 percent and 3.5 percent, respectively. Operating expenses increased 14.9 percent in the quarter, primarily due to increased variable compensation. Income from operations increased 31.6 percent in the quarter, and operating margin expanded 330 basis points to 42.3 percent. NAST average headcount was down 0.7 percent in the quarter.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% change	2018	2017	% change
Total revenues (1)	$617,597	$528,820	16.8%	$1,171,351	$997,608	17.4%
Net revenues	144,031	121,023	19.0%	267,068	227,569	17.4%
Income from operations	29,788	27,675	7.6%	38,009	43,881	(13.4)%

(1) Excludes intersegment revenues.

Second quarter total revenues for the Global Forwarding segment increased 16.8 percent to $617.6 million driven primarily by volume growth across all service lines. Net revenues increased 19.0 percent in the quarter to $144.0 million. Ocean net revenues increased 18.5 percent. Net revenues in air increased 17.4 percent. Customs net revenues increased 27.5 percent. The acquisition of Milgram & Company added approximately 4.5 percentage points to the net revenue growth in the quarter. Operating expenses increased 22.4 percent, primarily driven by a 17.8 percent increase in average headcount and higher variable compensation. Milgram added approximately 7.5 percentage points to the Global Forwarding average headcount. Income from operations increased 7.6 percent to $29.8 million, and operating margin declined 220 basis points to 20.7 percent in the quarter.

Robinson Fresh Results
Summarized financial results of our Robinson Fresh segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% change	2018	2017	% change
Total revenues (1)	$621,024	$657,003	(5.5)%	$1,171,493	$1,207,448	(3.0)%
Net revenues	55,537	60,846	(8.7)%	109,407	117,683	(7.0)%
Income from operations	9,232	14,249	(35.2)%	18,539	28,901	(35.9)%

(1) Excludes intersegment revenues.

Second quarter total revenues for the Robinson Fresh segment declined 5.5 percent to $621.0 million. Segment net revenues declined 8.7 percent to $55.5 million in the quarter. Sourcing net revenues decreased 10.3 percent. Case volumes declined 6 percent, primarily driven by lower levels of customer promotional activity and higher purchased transportation costs. Transportation net revenues decreased 6.6 percent, primarily driven by truckload volume declines. Robinson Fresh operating expenses decreased 0.6 percent driven by a 7.2 percent reduction in average headcount, partially offset by increased variable compensation. Robinson Fresh second quarter results also include a contingent auto liability claim of $4 million. Income from operations declined 35.2 percent, and operating margin declined 680 basis points to 16.6 percent in the quarter.

All Other and Corporate Results

Net revenues for Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
Net revenues	2018	2017	% change	2018	2017	% change
Managed Services	$20,074	$18,164	10.5%	$38,391	$35,357	8.6%
Other Surface Transportation	15,028	13,850	8.5%	30,960	29,400	5.3%

Second quarter Managed Services net revenues increased 10.5 percent to $20.1 million, driven by a combination of selling additional service lines to existing customers and new customer wins. Other Surface Transportation net revenues increased 8.5 percent to $15.0 million, primarily due to increased pricing in Europe.

Other Income Statement Items
The second quarter effective tax rate was 25.6 percent, down from 35.6 percent last year. The lower tax rate was primarily driven by the impact of the Tax Cuts and Jobs Act passed in December 2017. We continue to expect our full year effective tax rate to be between 24 and 25 percent in 2018.
Due to the adoption of ASU 2014-09 (“Revenue from Contracts with Customers”), in-transit shipments are now included in our financial results as of January 1, 2018. We do not expect this new policy to have a material impact on our overall operating results.
Interest and other expenses decreased approximately $4.2 million in the quarter driven primarily by an $8 million favorable impact from currency revaluation, partially offset by higher interest expense due to higher debt levels and an increase in variable interest rates.
Diluted weighted average shares outstanding in the quarter were down 0.7 percent, as share repurchases were partially offset by activity in our equity compensation plans.

Cash Flow Generation and Capital Distribution
Cash from operations totaled $107.9 million, up 88.3 percent from the prior year, primarily due to increased earnings from the year-ago period.
In the second quarter, $136.2 million was returned to shareholders, with $65.2 million in cash dividends and $71.0 million in share repurchases. This represents an increase of 29.8 percent over the prior year.
Capital expenditures totaled $14.6 million in the quarter. We continue to expect 2018 capital expenditures to be between $60 and $70 million, with the majority dedicated to technology.

Outlook
“While we did see a slight moderation in the rate of increase of both price to customers and cost to carriers in our North America truckload business this quarter, both price and cost increased sequentially for the fifth consecutive quarter,” said John Wiehoff. “We believe that the current freight market fundamentals will remain in place for the remainder of the year. With a healthy economy, demand for freight will remain strong.”
John continued, “We will leverage our digital transformation to provide our people with an expanding set of insights and capabilities to increase the value of the supply chain expertise we deliver to our customers and carriers. We will remain focused on operating cost efficiency, driving higher levels of service execution for our employees and increasing returns to our shareholders.”

About C.H. Robinson
At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 120,000 customers and 73,000 active contract carriers through our integrated network of offices and more than 15,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded since 1997. For more information, visit www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; risks of unexpected or unanticipated events or opportunities that might require additional capital expenditures; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Second Quarter 2018 Earnings Conference Call
Wednesday, August 1, 2018; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817
Callers should reference the conference ID, which is 13680838

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Summarized Financial Results
($ in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% change	2018	2017	% change
Total revenues	$4,276,037	$3,710,018	15.3%	$8,201,364	$7,125,143	15.1%
Net revenues:
Transportation
Truckload	$341,442	$282,718	20.8%	$671,733	$586,840	14.5%
LTL	119,189	102,213	16.6%	231,333	199,836	15.8%
Intermodal	9,181	8,308	10.5%	15,513	15,800	(1.8)%
Ocean	87,035	73,438	18.5%	155,879	136,313	14.4%
Air	30,905	25,820	19.7%	59,788	47,637	25.5%
Customs	20,794	16,311	27.5%	41,449	32,389	28.0%
Other logistics services	31,397	29,832	5.2%	60,286	57,983	4.0%
Total transportation	639,943	538,640	18.8%	1,235,981	1,076,798	14.8%
Sourcing	31,540	35,149	(10.3)%	61,427	65,557	(6.3)%
Total net revenues	671,483	573,789	17.0%	1,297,408	1,142,355	13.6%

Operating expenses	452,475	391,969	15.4%	886,815	772,577	14.8%
Income from operations	219,008	181,820	20.5%	410,593	369,778	11.0%
Net income	$159,163	$111,071	43.3%	$301,460	$233,151	29.3%
Diluted EPS	$1.13	$0.78	44.9%	$2.14	$1.65	29.7%

This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the service line net revenues discussed within the segments as our segments have revenues from multiple service lines.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2018	2017	2018	2017

Revenues:
Transportation	$3,953,139	$3,319,995	$7,590,779	$6,422,038
Sourcing	322,898	390,023	610,585	703,105
Total revenues	4,276,037	3,710,018	8,201,364	7,125,143
Costs and expenses:
Purchased transportation and related services	3,313,196	2,781,355	6,354,798	5,345,240
Purchased products sourced for resale	291,358	354,874	549,158	637,548
Personnel expenses	340,630	284,220	668,927	574,724
Other selling, general, and administrative expenses	111,845	107,749	217,888	197,853
Total costs and expenses	4,057,029	3,528,198	7,790,771	6,755,365
Income from operations	219,008	181,820	410,593	369,778
Interest and other expense	(5,128)	(9,368)	(15,828)	(18,670)
Income before provision for income taxes	213,880	172,452	394,765	351,108
Provisions for income taxes	54,717	61,381	93,305	117,957
Net income	$159,163	$111,071	$301,460	$233,151

Net income per share (basic)	$1.14	$0.79	$2.16	$1.65
Net income per share (diluted)	$1.13	$0.78	$2.14	$1.65

Weighted average shares outstanding (basic)	139,464	141,061	139,745	141,229
Weighted average shares outstanding (diluted)	140,611	141,587	140,960	141,713

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three Months Ended June 30, 2018
Revenues	$2,878,904	$617,597	$621,024	$158,512	$—	$4,276,037
Intersegment revenues (1)	135,317	14,875	50,131	3,891	(204,214)	—
Total revenues	3,014,221	632,472	671,155	162,403	(204,214)	4,276,037
Net revenues	436,813	144,031	55,537	35,102	—	671,483
Income from operations	184,566	29,788	9,232	(4,578)	—	219,008
Depreciation and amortization	6,085	8,753	1,144	8,256	—	24,238
Total Assets	2,470,743	861,080	445,926	675,535	—	4,453,284
Average headcount	6,957	4,736	909	2,627	—	15,229

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three Months Ended June 30, 2017
Revenues	$2,381,551	$528,820	$657,003	$142,644	$—	$3,710,018
Intersegment revenues (1)	112,243	7,440	39,669	3,670	(163,022)	—
Total revenues	2,493,794	536,260	696,672	146,314	(163,022)	3,710,018
Net revenues	359,906	121,023	60,846	32,014	—	573,789
Income from operations	140,284	27,675	14,249	(388)	—	181,820
Depreciation and amortization	5,706	8,099	1,198	7,943	—	22,946
Total Assets	2,189,711	741,443	455,214	579,521	—	3,965,889
Average headcount	7,003	4,021	980	2,616	—	14,620

(1) Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Six Months Ended June 30, 2018
Revenues	$5,541,915	$1,171,351	$1,171,493	$316,605	$—	$8,201,364
Intersegment revenues (1)	258,862	24,239	98,477	10,190	(391,768)	—
Total revenues	5,800,777	1,195,590	1,269,970	326,795	(391,768)	8,201,364
Net revenues	851,582	267,068	109,407	69,351	—	1,297,408
Income from operations	358,644	38,009	18,539	(4,599)	—	410,593
Depreciation and amortization	12,218	17,662	2,317	16,282	—	48,479
Total Assets	2,470,743	861,080	445,926	675,535	—	4,453,284
Average headcount	6,921	4,743	913	2,600	—	15,177

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Six Months Ended June 30, 2017
Revenues	$4,640,803	$997,608	$1,207,448	$279,284	$—	$7,125,143
Intersegment revenues (1)	213,397	15,583	73,009	10,548	(312,537)	—
Total revenues	4,854,200	1,013,191	1,280,457	289,832	(312,537)	7,125,143
Net revenues	732,346	227,569	117,683	64,757	—	1,142,355
Income from operations	296,161	43,881	28,901	835	—	369,778
Depreciation and amortization	11,296	16,119	2,344	15,618	—	45,377
Total Assets	2,189,711	741,443	455,214	579,521	—	3,965,889
Average headcount	6,926	3,977	971	2,580	—	14,454

(1) Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$310,575	$333,890
Receivables, net	2,202,460	2,113,930
Contract assets	182,247	—
Other current assets	63,374	63,116
Total current assets	2,758,656	2,510,936

Property and equipment, net	228,325	230,326
Intangible and other assets	1,466,303	1,494,572
Total assets	$4,453,284	$4,235,834

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,133,837	$1,096,664
Accrued expenses:
Transportation expense	140,231	—
Compensation	99,279	105,316
Income taxes	18,393	12,240
Other accrued liabilities	66,987	58,229
Current portion of debt	66,000	715,000
Total current liabilities	1,524,727	1,987,449

Long term debt	1,341,054	750,000
Noncurrent income taxes payable	25,364	26,684
Deferred tax liability	42,779	45,355
Other long-term liabilities	1,201	601
Total liabilities	2,935,125	2,810,089

Total stockholders’ investment	1,518,159	1,425,745
Total liabilities and stockholders’ investment	$4,453,284	$4,235,834

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Six Months Ended June 30,
	2018	2017
Operating activities:
Net income	$301,460	$233,151
Stock-based compensation	44,704	16,842
Depreciation and amortization	48,479	45,377
Provision for doubtful accounts	9,055	7,669
Deferred income taxes	(9,014)	(4,988)
Excess tax benefit on stock-based compensation	(7,502)	(10,583)
Other	668	536
Changes in operating elements, net of acquisitions:
Receivables	(214,620)	(244,682)
Contract assets	(34,483)	—
Prepaid expenses and other	5,326	(9,646)
Other non-current assets and liabilities	3,243	(1,016)
Accounts payable and outstanding checks	101,770	135,130
Accrued transportation expenses	45,420	—
Accrued compensation	(7,381)	(23,353)
Accrued income taxes	12,068	10,185
Other accrued liabilities	9,277	(4,611)
Net cash provided by operating activities	308,470	150,011

Investing activities:
Purchases of property and equipment	(20,569)	(24,105)
Purchases and development of software	(9,514)	(8,865)
Acquisitions, net of cash	(1,315)	(1,780)
Other	(1,546)	(1,095)
Net cash used for investing activities	(32,944)	(35,845)

Financing activities:
Proceeds from long-term borrowings	591,012	250,000
Borrowings on line of credit	2,418,000	4,282,000
Repayments on line of credit	(3,067,000)	(4,430,000)
Net repurchases of common stock	(138,390)	(90,120)
Proceeds from stock issued for employee benefit plans	35,846	19,814
Cash dividends	(130,559)	(128,806)
Net cash used for financing activities	(291,091)	(97,112)
Effect of exchange rates on cash	(7,750)	8,462

Net change in cash and cash equivalents	(23,315)	25,516
Cash and cash equivalents, beginning of period	333,890	247,666
Cash and cash equivalents, end of period	$310,575	$273,182

	As of June 30,
Operational Data:	2018	2017
Employees	15,357	14,807

Source: C.H. Robinson
CHRW-IR